SETTLEMENT AGREEMENT
     THIS SETTLEMENT AGREEMENT, dated as of the 10th day of October, 2008 (“Agreement”), is entered into by and between The Bank of New York Mellon, solely in its capacity as Indenture Trustee for the Series B Floating Rate Convertible Senior Debentures Due 2037, a corporation organized and existing under the laws of the State of New York (“BONYM”), and Countrywide Financial Corporation, a corporation organized and existing under the laws of the State of Delaware (“CFC”).
     WHEREAS, BONYM has filed an action against CFC entitled The Bank of New York Mellon, solely in its capacity as Indenture Trustee for the Series B Floating Rate Convertible Senior Debentures Due 2037 v. Countrywide Financial Corporation in the Court of Chancery of the State of Delaware (the “BONYM Action”); and
     WHEREAS, the parties wish to resolve the BONYM Action amicably and without resort to the time, effort and expense of additional litigation;
     NOW, THEREFORE, it is hereby agreed as follows:
     1. Tender Offer
     CFC will commence a tender offer for the Series B Floating Rate Convertible Senior Debentures Due 2037 (the “Series B Debentures”) issued under the Indenture dated as of May 22, 2007 for the Series A and Series B Floating Rate Convertible Senior Debentures Due 2037 (the “Indenture”) on or before October 20, 2008 (the “Tender Offer”), subject to receiving any necessary regulatory approvals for such Tender Offer. The purchase price for the Tender Offer shall be $980 per $1000 principal amount of Series B Debentures, plus accrued interest (computed in accordance with the terms thereof) from the date of the last interest payment thereon (i.e., August 15, 2008 in the case of Series B Debentures tendered on or prior to November 14, 2008, and November 15, 2008 in the case of Series B Debentures tendered on or after November 15, 2008) excluding the date of payment. The Tender Offer shall remain open for 30 business days, or any longer duration required by applicable law. During the Tender Offer period, CFC will accept tender of Series B Debentures either by delivery of certificates or by compliance with other appropriate procedures similar to the procedures described in Section 3.01(c) of the Indenture for the delivery by Holders for repurchase by the Company of Securities (as such capitalized terms are defined in the Indenture). Except for compliance with such procedures, there shall be no other conditions for payment. CFC will pay for Series B Debentures as and when validly tendered with customary documentation unless payments at such time are contrary to applicable federal securities law in which case payment will be made as soon as is permissible thereafter.
     2. Purchase Agreement Regarding Certain Debentures
     It is understood that certain Series B Debentures may be held in street name accounts with Lehman Brothers Inc., Lehman Brothers International (Europe), or any of their respective affiliates (collectively, “Lehman”) or one or more firms having account relationships with or holding securities in Lehman accounts, and that, as a result, the beneficial holders of such Series B Debentures (the “Frozen Debentures”) may be unable to duly comply with tender procedures for all or a portion of their Frozen Debentures on or before the date of termination of the Tender Offer. With respect to Frozen Debentures the beneficial holders of which are unable to tender such securities in the Tender Offer and are identified in the letter dated October 10, 2008 addressed to Mitchell A. Lowenthal (the “October 10 Letter”), which letter shall be provided on an attorneys’ eyes only basis (and, upon commencement of the Tender Offer, disclosed to CFC on a confidential basis), CFC agrees that, subsequent to the expiration of the Tender Offer and subject to applicable law, it will purchase the Frozen Debentures at the Tender

Offer price set forth above (as adjusted to reflect any interest payments previously made thereon) if requested by the beneficial holder as and when they can be delivered and sold free and clear of any liens; provided, however, that such agreement (i) applies only to the beneficial holders of Frozen Debentures identified in the October 10 Letter and (ii) shall expire on the date occurring three (3) months after the commencement of the Tender Offer.
     3. Attorneys’ Fees and Trustee’s Fees
     CFC will pay for and reimburse legal fees and costs actually incurred in connection with the prosecution and settlement of the BONYM Action, in an aggregate amount not to exceed $775,000, for services rendered, and related expenses incurred by, the law firms Brown Rudnick LLP, Fox Rothschild LLP, and Carter Ledyard & Millburn LLP. In addition, CFC will pay for and reimburse BONYM for expenses incurred in its capacity as Indenture Trustee under the Indenture with respect to the BONYM Action and settlement of the BONYM Action, which expenses shall be included as part of the foregoing aggregate amount not to exceed $775,000.
     4. Dismissal of BONYM Action with Prejudice; Public Disclosure
     (a) Upon the execution of this Agreement, the parties will advise the Court regarding this Agreement and seek an adjournment, to the first available date after October 20, 2008, of the hearing of the parties’ respective motions for summary judgment.
     (b) Upon the commencement of the Tender Offer on or before October 20, 2008, BONYM and CFC shall execute a stipulation and proposed order in the form annexed hereto as Exhibit A (the “Stipulation”), dismissing with prejudice the BONYM Action to the extent permitted by the Indenture and the parties shall jointly submit the same for approval by the Court. The BONYM Action was brought by BONYM at the direction of certain beneficial holders (the “Directing Holders”) of Series B Debentures. BONYM’s execution of the Stipulation shall be at the direction of the Directing Holders and with the consent of the Directing Holders who, in consideration of this settlement, agree to waive, pursuant to Section 6.04 of the Indenture, any rights such Directing Holders may have under the Indenture by reason of the default alleged in the complaint filed in the BONYM Action (the “BONYM Complaint”) to have occurred on or about July 16, 2008. The parties to this settlement agree that the dismissal of the BONYM Action shall be with prejudice as to the Directing Holders with respect to the claims asserted in the BONYM Complaint. Such dismissal shall be without prejudice to the rights of holders other than the Directing Holders.
     (c) In the event that, for any reason, the Tender Offer is not commenced on or before October 20, 2008, then, unless the parties have entered into a written agreement to the contrary, (i) BONYM’s obligation to settle the BONYM Action on the terms stated herein shall terminate, (ii) each party shall be free to pursue any remedy it may have under this Agreement by reason of the breach of the other party, and (iii) each party shall be restored to its pre-settlement position in the BONYM Action. In the event of the termination of the settlement upon the non-occurrence of the Tender Offer, CFC agrees that it will make no objection to an application by BONYM to the Court for an expeditious hearing of the parties’ summary judgment motions.
     (d) Contemporaneously with the execution of this Agreement, counsel to CFC (attn. Mitchell Lowenthal) shall be provided, on an attorneys’ eyes only basis, a listing of all Directing Holders, along with the aggregate amount of Series B Debentures held by all the Directing Holders (the “Directing Holders List”). The Directing Holders List may be disclosed to CFC upon the commencement of the Tender Offer provided that CFC shall treat the Directing Holders list as confidential.

     (e) Contemporaneously with or following the execution of this Agreement CFC and/or BONYM may issue a press release describing the terms of this Agreement.
     5. Representations and Warranties
     (a) BONYM represents and warrants to CFC that BONYM has the right and authority to enter into this Agreement and to undertake all of the duties and obligations created hereunder.
     (b) CFC represents and warrants to BONYM that it has the right and authority to enter into this Agreement and to undertake all of the duties and obligations created hereunder.
     6. Compromise
     Neither CFC nor BONYM admits to any liability or wrongdoing whatsoever arising out of, relating to or in connection with the BONYM Action or the Series B Debentures. This Agreement shall not be construed, described or characterized by any party as an admission by CFC or BONYM of any liability or wrongdoing. This Agreement is a compromise of disputed claims between CFC and BONYM.
     7. Successors and Assigns
     This Agreement is binding upon and inures to the benefit of all successors in interest and assigns of CFC and BONYM.
     8. Choice of Law; Continuing Jurisdiction
     This Agreement shall be governed by and be interpreted in accordance with the law of the State of Delaware, excluding the choice of law provisions thereof. The Court of Chancery of the State of Delaware shall have continuing jurisdiction over any disputes arising out of or relating to this Agreement, and the parties (i) agree that any action, suit, or proceeding brought to enforce, apply, or construe, or otherwise arising out of, this Agreement shall be brought only in the Court of Chancery of the State of Delaware, (ii) consent to submit to the exclusive jurisdiction of the Court of Chancery of the State of Delaware in connection with any action, suit, or proceeding brought to enforce, apply, or construe, or otherwise arising out of, this Agreement, and (iii) waives any objection to the laying of venue of any such action, suit, or proceeding in the Court of Chancery of the State of Delaware. Each of the parties hereby consents to service of any summons and complaint and any other process that may be served in any action, suit, or proceeding brought to enforce, apply, or construe, or otherwise arising out of, this Agreement by a nationally recognized private courier, or by registered mail, with postage and charges prepaid, copies of such process to such party at its address for receiving notice pursuant to Paragraph 12 hereof. Nothing herein shall preclude service of process by any other means permitted by applicable law.
     9. Enforcement by Holders
     Notwithstanding anything set forth in the Indenture or elsewhere to the contrary, each holder of Series B Debentures shall have the right to bring suit seeking enforcement of CFC’s obligations hereunder to make the Tender Offer and any other rights as they may have at law.
     10. Amendment
     This Agreement may not be changed or modified except in a writing signed by all parties hereto.
     11. Entire Agreement
     This Agreement contains the entire understanding between CFC and BONYM. All prior discussions and agreements between the parties are merged herein. There are no representations, warranties, covenants, promises, or undertakings except those expressly set forth herein.

     12. Execution; Counterparts
     This Agreement may be executed by manual or facsimile signature in any number of counterparts, and all such counterparts executed by all parties hereto, each as an original, shall constitute one and the same instrument.
     13. Notices
     All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile, and by registered mail (postage prepaid, return receipt requested) or by a nationally recognized overnight courier service to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 13):
if to CFC:
Potter Anderson & Corroon LLP
Hercules Plaza, 6th Floor
1313 North Market Street
Wilmington, DE 19801
Tel: (302) 658-1192
Attention: Donald J. Wolfe, Esq.
                 Michael A. Pittenger, Esq.
with a copy to:
Cleary Gottlieb Steen & Hamilton LLP
One Liberty Plaza
New York, NY 10006
Facsimile: (212) 225-3999
Attention: Mitchell A. Lowenthal, Esq.
if to BONYM:

Bank of New York Mellon
One Wall Street
New York, New York 10006
Attention:
or
Carter, Ledyard & Millburn LLP
2 Wall Street
New York, New York 10005
Attention: James Gadsden, Esq.
with a copy to:
Fox Rothschild LLP
Citizens Bank Center, Suite 1300
919 North Market Street
Wilmington, DE 19899-2323
Facsimile: (302) 656-8920
Attention: Bernard G. Conaway, Esq.
                 Leslie B. Spoltore, Esq.
and
Brown Rudnick LLP
Seven Times Square
New York, NY 10036
Facsimile: (212) 209-4801
Attention: Sigmund S. Wissner-Gross, Esq.
                 May Orenstein, Esq.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first indicated above.
Countrywide Financial Corp.

By	/s/ Paul Lane
	Name:	Paul Lane
	Title:	Senior Vice President, Assistant General Counsel

Bank of New York Mellon, solely in
its capacity as Indenture Trustee for
the Series B Floating Rate
Convertible Senior Debentures Due
2037

By	/s/ Martin Feig
	Name:	Martin Feig
	Title:	Vice President

Exhibit A
IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

THE BANK OF NEW YORK MELLON, solely in its capacity as Indenture Trustee for the Series B Floating Rate Convertible Senior Debentures Due 2037,

                                Plaintiff,

             v.

COUNTRYWIDE FINANCIAL CORPORATION,

                               Defendant.
C.A. No. 3935-VCP
STIPULATION AND ORDER OF DISMISSAL WITH PREJUDICE
     The parties to the above-captioned matter, by and through their undersigned attorneys, hereby stipulate and agree to the dismissal of the action with prejudice in accordance with the terms of the Settlement Agreement dated as of October  , 2008.

FOX ROTHSCHILD LLP	POTTER ANDERSON & CORROON LLP

Bernard G. Conaway, Esq. (# 2856)	Donald J. Wolfe, Esq. (# 285)
Leslie B. Spoltore, Esq. (# 3605)	Michael A. Pittenger, Esq. (# 3212)
Citizens Bank Center, Suite1300	Hercules Plaza, 6th Floor
919 North Market Street	1313 North Market Street
Wilmington, DE 19899-2323	Wilmington, DE 19801
Tel: (302) 654-7443	Tel: (302) 984-6000

OF COUNSEL:	OF COUNSEL:

Sigmund S. Wissner-Gross, Esq.	Mitchell A. Lowenthal, Esq.

May Orenstein, Esq.	CLEARY GOTTLIEB STEEN & HAMILTON LLP
BROWN RUDNICK LLP	One Liberty Plaza
Seven Times Square	New York, NY 10006
New York, NY 10036	Tel: (212) 225-2000
Tel: (212) 209-4800

Counsel for Plaintiff The Bank of New York Mellon, solely in its capacity as Indenture Trustee for the Series B Floating Rate Convertible Senior Debentures Due 2037	Counsel for Defendant Countrywide Financial Corporation
     SO ORDERED this                      day of October, 2008.

The Honorable Donald F. Parsons, Jr.